Exhibit 1

FIFTH AMENDMENT
TO
RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
GETTY INVESTMENTS L.L.C.

THIS FIFTH AMENDMENT TO RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is made as of July 1, 2004 among the following parties:

(1)	THE TRUSTEE OF THE CHEYNE WALK TRUST, whose registered office is located at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502 (the “CWT Trustee”);

(2)	THE TRUSTEES OF THE ORPHEUS TRUST, whose registered office is located at 1325 Airmotive Way, Suite 340, Reno, Nevada 89502 (the “Orpheus Trustees”);

(3)	THE TRUSTEES OF THE PLEIADES TRUST, whose registered office is located at 1325 Airmotive Way, Suite 340, Reno, Nevada 89502 (the “Pleiades Trustees”);

(4)	THE TRUSTEES OF THE RONALD FAMILY TRUST A, whose registered office is located at 1325 Airmotive Way, Suite 340, Reno, Nevada 89502 (the “RFTA Trustees”);

(5)	THE TRUSTEES OF THE RONALD FAMILY TRUST B, whose registered office is located at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502 (the “RFTB Trustees”); and

(6)	GETTY INVESTMENTS L.L.C., a Delaware limited liability company, whose registered office is located at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502 (the “Company”).

WHEREAS,

(A)	The parties have entered into a Restated Limited Liability Company Agreement, dated as of February 9, 1998, as amended by an Agreement and Waiver, dated as of October 26, 1999, a Second Amendment to Restated Limited Liability Company Agreement, dated as of November 1, 2001, a Third Amendment to Restated Limited Liability Company Agreement, dated as of July 1, 2003, and a Fourth Amended to Restated Limited Liability Company Agreement, dated as of October 5, 2003 (collectively, the “Operating Agreement”), pursuant to which the affairs of the Company are governed.

(B)	Pursuant to an Assignment and Assumption Agreement, dated as of June 30, 2004 (the “Assignment Agreement”), the Trustees of the Gordon P. Getty Family Trust transferred and assigned all of its right, title and interest in and to its Membership Interest and Capital Account (i) 4/7ths to the Orpheus Trustees and (ii) 3/7ths to the Pleiades Trustees, and the Orpheus Trustees and Pleiades Trustees have become Substitute Members in place of the Trustees of the Gordon P. Getty Family Trust.

(C)	The Members, representing all of the Interests, wish to amend the Operating Agreement to clarify certain matters arising out of such assignment and substitution.

IT IS AGREED as follows:

1.	Definitions. All expressions defined in the Operating Agreement shall bear the same meanings in this Agreement. All references to the term “Articles” in this Amendment shall mean and refer to the Articles in the Operating Agreement.

2.	Amendment to the Operating Agreement. The Operating Agreement is hereby amended as follows:

	a.	Confirmation of Assignment and Substitution; Amendment to Schedule A. Effective June 30, 2004, the Trustees of the Gordon P. Getty Family Trust ceased to be a Member, and the Orpheus Trustees and the Pleiades Trustees were substituted in place of the Trustees of the Gordon P. Getty Family Trust as Substitute Members.Schedule A to the Operating Agreement is hereby deleted and replaced by Schedule A attached hereto, which shows the names, addresses, Capital Accounts and Sharing Ratios of all the Members of the Company, including the Orpheus Trustees and the Pleiades Trustees.

	b.	Board of Directors. The text in Article 4.2 is hereby deleted in its entirety and replaced with the following:

“Board of Directors and Chairman – Subject to reduction as provided in this Article 4.2, the authorized number of Directors on the Board shall be seven (7). Six (6) of the Directors shall be appointed by the Members of the Company, with each Member (the RFTA Trustees and RFTB Trustees acting jointly and being deemed a single Member solely for purposes of this Article 4.2, and the Orpheus Trustees and the Pleiades Trustees acting jointly and being deemed a single Member solely for purposes of this Article 4.2) being entitled to appoint two (2) Directors, so long as such Member maintains a Sharing Ratio of at least ten percent (10%) of the total of all Members (the ownership interests of the RFTA Trustees and RFTB Trustees being counted together for this purpose, and the ownership interests of the Orpheus Trustees and the Pleiades Trustees being counted together for this purpose). The intent of this provision is to permit each of the three branches of the Getty Family owning Interests in the Company (i.e., the Paul Jr. family, the Gordon family and the J. Ronald family) to appoint its own family members to serve in two (2) directorship positions in the Company, so long as such family branch maintains a Sharing Ratio of at least ten percent (10%) of the total of all Members.

“The initial appointments by the Members are as follows:

CWT Trustee	Mark Getty and Tara Getty

Orpheus Trustees/Pleiades Trustees	William Getty and Peter Getty

RFTA Trustees/RFTB Trustees	Alex Waibel and Pierre du Preez

“The seventh Director is hereby appointed by the Members to be Jonathan Klein so long as he remains chief executive officer of Getty Images. In the event Jonathan Klein ceases to be the chief executive officer of Getty Images the seventh directorship position shall be eliminated unless and until a Majority of Members votes to appoint a successor director to fill such position. Mark Getty shall be the chairman of the Board so long as he serves as a Director, and in the event he no longer serves as a Director the chairman shall be selected from among the acting Directors by the Member then holding the largest Sharing Ratio among all the Members.

“Each Member with a right to appoint a Director shall have the power to remove the Director appointed by it, to appoint a substitute Director to attend any meeting of the Board and to appoint a replacement Director in the event such Director resigns, is removed, or otherwise ceases to be a Director. Such appointment or removal shall be made by notice in writing to the Company at its office designated pursuant to Article 2.5 to take effect from the time specified in such notice. If a Member having the right to appoint Directors withdraws from the Company or if its Sharing Ratio falls below ten percent (10%) of the total of all Members (the ownership interests of the RFTA Trustees and the RFTB Trustees being counted together for this purpose, and the ownership interests of the Orpheus Trustees and the Pleiades Trustees being counted together for this purpose), the right to appoint Directors by such Member shall be eliminated and the authorized number of Directors on the Board shall be reduced accordingly.

“The Board shall have the right to appoint committees so long as the committee is comprised of at least one Director. In no event shall a majority of Directors, or a majority of individuals serving on a committee appointed by the Board, be residents of the United Kingdom.

“Directors shall not be entitled to any compensation for their services as such, and subject to Article 6 each Member shall bear the out-of-pocket costs incurred by its own representative Directors, including costs to attend meetings of the Board.”

c.	Confirmation of Unpaid Capital Commitment. The text in Article 8.2(d) is hereby deleted in its entirety and replaced with the following:

“(d)	The Members have increased their Commitments in an aggregate amount of $30,510,883 for the purpose of financing the redemption of the Interest of Transon (the "Redemption Commitment"). Each such Member's share of the Redemption Commitment (the "Redemption Commitment Share") is as follows:

The CWT Trustee	$14,476,027.50
The RFTA Trustees	$6,406,985.07
The RFTB Trustees	$5,356,547.05
The Orpheus Trustees	$2,440,756.22
The Pleiades Trustees	$1,830,567.16

"Each such Member promises to make a Capital Contribution to the Company according to its Redemption Commitment Share. In the case of the CWT Trustee and the RFTB Trustees, their Redemption Commitment Shares were contributed to the Company in cash on or prior to July 16, 2003. In the case of the RFTA Trustees, the Orpheus Trustees and the Pleiades Trustees (the "Deferring Members"), their Redemption Commitment Shares shall be contributed to the Company over a period of time coinciding with the Company's obligation to make payments under the terms of the Transon Note (although a Deferring Member may at any time elect to contribute all or a portion of its Redemption Commitment Share sooner, in which case the Company shall promptly prepay the Transon Note by a like amount). For the privilege of deferring payment of their Redemption Commitment Shares, the Deferring Members shall increase their respective Redemption Commitment Shares by an amount equal to the interest payable by the Company under the Transon Note, as and when due (it being understood that the Capital Commitments of the Deferring Members shall be increased and paid to the Company only as interest is due on the Transon Note). Each Deferring Member's Redemption Commitment Share is a continuing obligation of such Person and, except to the extent such Deferring Member makes a payment under its guaranty as set forth in Article 4.4 (in which case its Commitment shall be reduced by the amount of such payment), the Deferring Member's Redemption Commitment Share is not subject to reduction, offset or claim by such Deferring Member against the Company, and shall be payable without regard to the investment performance of the Getty Images Stock held by the Company."

3.	Full Force and Effect. Except as modified by this Amendment, the terms and conditions of the Operating Agreement shall remain in full force and effect. This Amendment is intended to constitute an amendment by all Members in accordance with Article 12.1 of the Operating Agreement (and all Members hereby agree to waive the restrictions in Article 12.1(d) to the extent necessary to effectuate this Amendment), and upon full execution shall be kept with the constitutional documents of the Company.

4.	Representative Capacity. It is acknowledged and agreed that: (a) the CWT Trustee, Orpheus Trustees, Pleiades Trustees, RFTA Trustees and RFTB Trustees are entering into this Amendment in their respective capacities as trustees only and not in their individual capacities; (b) such trustees shall have no personal liability under or arising out of this Amendment or the transactions contemplated hereby; and (c) all payments to be made by the CWT Trustee, Orpheus Trustees, Pleiades Trustees, RFTA Trustees or RFTB Trustees as contemplated by this Amendment or the Operating Agreement shall be made from the assets of their respective trusts and not from the personal assets of any of such trustees individually.

5.	Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns.

7.	Governing Law. This Amendment shall be governed and construed and interpreted in accordance with the laws of the State of Delaware, without regard to choice of law provisions.

8.	Counterparts. This Amendment may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

[Signatures contained on the following pages]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the day and year first above written.

The Trustee of the Cheyne Walk Trust

By:

Jan D. Moehl
Chief Operating Officer

The Trustees of the Orpheus Trust

By:

Thomas Edwin Woodhouse
Trust Administrator

The Trustees of the Pleiades Trust

By:

Thomas Edwin Woodhouse
Trust Administrator

The Trustees of the Ronald Family Trust A

By:

Thomas Edwin Woodhouse
Trust Administrator

The Trustees of the Ronald Family Trust B

By:

Jan D. Moehl
Chief Operating Officer

Getty Investments L.L.C., a Delaware limited liability company

By:

Jan D. Moehl
Officer

Schedule A

Schedule of Capital Account Balances and Sharing Ratios (as of June 30, 2004)

Name of Member and Notice Address	Capital Account	Sharing Ratio*

Trustee of the Cheyne Walk Trust	$273,876,889	47.4455%
1325 Aimotive Way, Suite 262
Reno, Nevada 89502
Attn: Jan D. Moehl

Trustees of the Ronald Family Trust A	$121,215,861	20.9990%
1325 Aimotive Way, Suite 340
Reno, Nevada 89502
Attn: Thomas E. Woodhouse

Trustees of the Ronald Family Trust B	$101,342,333	17.5562%
1325 Aimotive Way, Suite 262
Reno, Nevada 89502
Attn: Jan D. Moehl

Trustees of the Orpheus Trust	$46,177,433	7.9996%
1325 Aimotive Way, Suite 340
Reno, Nevada 89502
Attn: Thomas E. Woodhouse

Trustees of the Pleiades Trust	$34,633,074	5.9997%
1325 Aimotive Way, Suite 340
Reno, Nevada 89502
Attn: Thomas E. Woodhouse

* Rounded to nearest ten-thousandths